As filed with the Securities and Exchange Commission on April 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

AMENDMENT NO. 1 TO REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AINOS, INC.

(Exact name of registrant as specified in its charter)

Texas	2834	75-1974352
State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

8880 Rio San Diego Drive, Ste. 800

San Diego, CA 92108

(858) 869-2986

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

1999 Bryan St., Suite 900 Dallas, TX 75201-3136

(214) 979-1172

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:’

Carol B. Stubblefield

Baker & McKenzie LLP

452 Fifth Avenue

New York, New York 10018

Phone: (212) 626-4729

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2024

PRELIMINARY PROSPECTUS

Up to 4,430,732 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 4,430,732 shares of our common stock by the selling stockholders, Lind Global Fund II LP (“Lind”), Maxim Partners, LLC (“Maxim”) and Brookline Capital Markets, a division of Arcadia Securities, LLC (together with its affiliates, “Brookline”). These 4,430,732 shares consist of: (a) up to 3,400,000 shares of common stock (the “Convertible Note Shares”) issuable upon the conversion or repayment of a secured, 18-month, interest free convertible promissory note in the principal amount of $3,782,830 issued to Lind (the “Note”), representing a good faith estimate of the maximum number of shares of common stock issuable thereunder; (b) 1,021,400 shares of common stock (the “Lind Warrant Shares”) issuable upon exercise of a common stock purchase warrant issued to Lind in January 2024 (the “Lind Warrant” and, together with the Note, the “Lind Securities”) and (c) up to 9,332 shares of common stock (the “Placement Agent Warrant Shares,” and, together with the Convertible Note Shares and the Lind Warrant Shares, the “Shares”) issuable upon exercise of common stock purchase warrants issued to Maxim and Brookline (the “Placement Agent Warrants” and, together with the Lind Warrant, the “Warrants”).

The Lind Securities were issued pursuant to that certain securities purchase agreement between Lind and us, dated as of September 25, 2023 (the “Purchase Agreement”). The Placement Agent Warrants were issued pursuant to that certain placement agent agreement between Maxim and us, dated September 25, 2023 (the “Placement Agent Agreement”). Lind, Maxim and Brookline are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.” See “Prospectus Summary–The Lind Transaction” for a description of the Purchase Agreement and Placement Agent Agreement and “Selling Stockholders” for additional information regarding the Selling Stockholders. The prices at which the Selling Stockholders sell the Shares will be determined by the prevailing market price for the Shares or in negotiated transactions.

We are not offering any shares of our common stock for sale under this prospectus. We are registering the offer and resale of the Shares to satisfy contractual obligations owed by us to the Selling Stockholders pursuant to the Purchase Agreement, the Placement Agent Agreement and documents ancillary thereto. Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. Any of the Shares subject to resale hereunder will have been issued by us and acquired by the Selling Stockholders prior to any resale of such Shares pursuant to this prospectus. No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar expenses, if any, incurred for the sale of the Shares.

We will not receive any proceeds from the resale of the Shares by the Selling Stockholders pursuant to this prospectus. However, we will receive proceeds from the exercise of the Warrants if any of the Selling Stockholders exercises a Warrant for cash.

The Selling Stockholders, or their respective permitted transferees or other successors-in-interest, may offer the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We provide additional information about how the Selling Stockholders may sell the Shares in the section entitled “Plan of Distribution” on page 9 in this prospectus.

While we will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in this prospectus, we may receive up to $2.16 per share upon the cash exercise of the Lind Warrant and up to $8.25 per share upon the cash exercise of the Placement Agent Warrants. Upon the exercise of the Warrants for all 1,030,732 Lind Warrant Shares and Placement Agent Warrants (taking into account a full funding of the “First Funding Amount” and the Increased Funding Amount drawn in January 2024 as described in the section entitled “Prospectus Summary—the Lind Transaction”) by payment of cash, however, we will receive aggregate gross proceeds of approximately $2.3 million. However, we cannot predict when and in what amounts or if any of the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

Our common stock and public warrants are listed on the Nasdaq Capital Market under the symbols “AIMD” and “AIMDW,” respectively. On April 5, 2024, the closing sale price for our common stock was $1.16.

Investing in our securities involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                 , 2024.

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CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our current beliefs, goals and expectations about matters such as our expected financial position and operating results, our business strategy and our financing plans. The forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “guidance,” “estimate,” “potential,” “outlook,” “target,” “forecast,” “likely” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. Forward- looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons. You should review carefully all information in this prospectus and the documents that we reference herein and have filed as exhibits to the Annual Report on Form 10-K. Any forward-looking statements in this prospectus are made only as of the date hereof and, except as may be required by law, we do not have any obligation to publicly update any forward-looking statements contained in this prospectus to reflect subsequent events or circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, filed with the SEC. Statements contained in this prospectus about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters. You should carefully read this prospectus, together with the additional information described under the headings “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor any of the Selling Stockholders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been, or will be, filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Throughout this prospectus, the terms “we,” “us,” “our,” and “our Company” and “the Company” refer to Ainos, Inc., a Texas corporation.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the information under “Risk Factors” set forth in this prospectus and the information included in any prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering. This prospectus contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth under “Risk Factors,” as well as other matters described in this prospectus. See “Cautionary Notice Regarding Forward-Looking Statements.”

Overview

Ainos, Inc. (the “Company”), incorporated in the State of Texas in 1984, is a diversified healthcare company focused on the development of novel point-of-care testing (the “POCT”), therapeutics based on very low-dose interferon alpha (the “VELDONA”), and synthetic RNA-driven preventative medicine. Our product pipeline includes commercial-stage VELDONA Pet cytoprotein supplements, clinical-stage VELDONA human therapeutics and telehealth-friendly POCTs powered by the AI Nose technology platform.

We have historically involved in the research and development of therapeutics based on VELDONA. Building on our research and development on VELDONA since inception, we are focused on commercializing a suite of VELDONA-based products including VELDONA Pet cytoprotein supplements and human related VELDONA therapeutics.

In 2021 and 2022, we acquired certain types of intellectual property from controlling shareholder, Ainos Inc., a Cayman Island corporation (“Ainos KY”), to expand product portfolio into POCTs aimed to provide connected, rapid, and convenient testing for a broad range of health conditions. Pivoting from the sales of COVID-19 POCT, we aim to commercialize POCTs that detect volatile organic compounds (the “VOC”) emitted by the body, powered by our AI Nose technology platform. Our lead VOC POCT candidate, Ainos Flora, aims to test female vaginal health and certain common sexually transmitted infections (the “STIs”) quickly and easily.

We believe the following attributes differentiate us from other diversified life science companies:

-	Intuitive, telehealth-friendly point-of-care testing;
-	AI-powered VOC testing platform;
-	decades of proprietary low-dose oral interferon clinical research;
-	capital-efficient business model;
-	outsourced manufacturing; and
-	global distribution relationships.

Recent Development

On March 15, 2024, the Board of Directors appointed Christopher Hsin-Liang Lee as the Chief Financial Officer of the Company. Christopher Lee, aged 53, brings over 25 years of experience in accounting and finance, encompassing US GAAP, PCAOB standards, and SEC rules and regulations. Before joining the Company, Mr. Lee served as CFO of a Nasdaq-listed company for 10 years, was a partner at KEDP CPA Group from August 2009 to June 2011, and operated as a self-employed accountant from July 2011 to August 2014. He has served on the Board of Directors of Aixin Life International Inc. since February 2021. Mr. Lee holds a BS degree in accounting from Ohio State University and an MS degree in business taxation from Golden Gate University. He is licensed as a Certified Public Accountant (CPA) in the United States.

On January 9, 2024, the Company and Taiwan Carbon Nano Technology Corporation (“TCNT”) entered into an addendum to its five-year Product Development Agreement (the “Addendum Agreement”) to modify the scope of co-development covered by the Product Development Agreement and certain other terms. For products defined in the Addendum Agreement, TCNT will provide facilities, equipment, mass production process technology, ISO9001 and ISO13485 related management, as well as mass production support. The procurement of parts and raw materials, rental fees, and utility expenses are excluded. The Company will pay a total fee of NT$5 million (approximately USD$161,000) for five-years of development commencing from 2024.

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For six months commencing from January 2024, TCNT will provide non-exclusive use of certain patents related to VOC and POCT technologies for a monthly fee of US$95,000 (plus 5% sales tax), with negotiable payment terms. The parties can discuss subsequent use of the patents at later dates.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited consolidated financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure and the inclusion of reduced disclosure about our executive compensation arrangements. As a smaller reporting company, we are also exempt from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Corporate Information

Our principal executive offices are located at 8880 Rio San Diego Drive, Ste. 800, San Diego, CA 92108, and our telephone number is (858) 869-2986. We maintain a website at www.ainos.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus.

The Lind Transaction

On September 25, 2023, the Company entered into a securities purchase agreement with Lind Global Fund II LP (“Lind”), as amended on January 24, 2024 (as amended, the “Securities Purchase Agreement”). The Securities Purchase Agreement provides for loans in an aggregate principal amount of up to $10 million under various tranches (the “Financing”). As of September 28, 2023, the initial closing date, Lind funded $2.0 million (less commitment fees) to the Company out of the $3.0 million “First Funding Amount” (as defined in the Securities Purchase Agreement). Lind funded the remaining $1.0 million (less commitment fees) on December 21, 2023 after the satisfaction of certain conditions specified in the Securities Purchase Agreement.

In consideration for the First Funding Amount, on September 28, 2023, the Company issued and sold to Lind, in a private placement, (A) a senior secured convertible promissory note in the aggregate principal amount of $3,540,000 (the “Initial Note”) and (B) warrants to purchase 691,244 shares of common stock at an initial exercise price of $4.50 per share of common stock, subject to certain adjustments (the “ First Lind Warrant”).

Subject to the satisfaction of certain conditions, the Company has the right to request additional tranches of funding from Lind in the aggregate amount not to exceed $7.0 million (the “Increased Funding Amount”). Lind will receive additional warrants to purchase a number of shares of common stock based on a formula set forth in the Securities Purchase Agreement. Such warrants will expire after five years from the date of issuance and may be exercised on a cashless basis.

On January 23, 2024, the Company received an Increased Funding Amount of up to $1.75 million, with $875,000 funded at closing and $875,000 to be funded subject to an effective registration statement and other conditions specified in the Securities Purchase Agreement, and amended the Initial Note to, among other amendments, increase the principal amount to $4,235,000 (the Initial Note as so amended, the “Note”) In connection with additional funding, the Company issued Lind a warrant to purchase 1,021,400 shares at an exercise price of $2.16 per share (the “Second Lind Warrants and together with the First Lind Warrants, the “Lind Warrants”).

Following the earlier to occur of (i) 90 days from the date of the Securities Purchase Agreement or (ii) the date a resale registration statement with respect to the First Funding Amount was declared effective by the SEC, the Initial Note became convertible into shares of the Company’s common stock at the lower of the price of $7.50 per share, subject to adjustment, or 90.0% of the average of the three lowest daily VWAP of the common stock during the 20 trading days prior to conversion, subject to certain adjustments.

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The Note does not bear any interest and matures on March 28, 2025, although the Company has the right to extend the maturity date to July 28, 2025 subject to increases in the principal amount in connection with such extension. Following the date that is 60 days after the earlier to occur of (i) the date the resale registration statement with respect to the First Funding Amount is declared effective or (ii) the date that any shares issued pursuant to the Note may be immediately resold under Rule 144 of the Securities Act, the Company may repay all, but not less than all, of the then outstanding principal amount of the Note, subject to a 5% premium. If the Company elects to prepay the Note, Lind has the right to convert up to 33 1/3% of the principal amount of the Note at the conversion price into shares of the Company’s common stock.

Upon the occurrence of any Event of Default (as defined in the Note), the Company must pay Lind an amount equal to 120% of the then outstanding principal amount of the Note in addition to any other remedies under the Note or ancillary documents.

As collateral for the obligations under the Securities Purchase Agreement, the Company has granted to Lind a senior security interest in all of Company’s right, title, and interest in, to and under all of Company’s property (inclusive of intellectual property), subject to certain exceptions, as set forth in the Security Agreement (as defined in the Securities Purchase Agreement).

Maxim together with Brookline served as the exclusive placement agent of the Financing. In connection the First Funding Amount, the Company issued an aggregate 16,000 placement agent warrants. The Placement Agent Warrants have five-year terms. In connection with the January 2024 Increased Funding Amount, the Company issued to the placement agents an additional 9,332 warrants.

The foregoing description of the Financing and the securities issued in such financing is qualified in its entirety by reference to the applicable agreements and the amendments thereto incorporated by refence as exhibits to this Registration Statement

The Company has previously registered for resale on a Registration Statement on Form S-1 declared effective on December 18, 2023, up to 2,040,000 shares of common stock by Lind, Maxim and Brookline These 2,040,000 shares consisted of: (a) up to 1,332,756 shares of common stock issuable upon the conversion or of the First Funding Amount, representing a good faith estimate of the maximum number of shares of common stock issuable thereunder; (b) 691,244 shares of common stock issuable upon exercise of a common stock purchase warrant issued to Lind in connection with the First Funding Amount and (c) up to 16,000 shares of common stock issuable upon exercise of common stock purchase warrants issued to Maxim and Brookline in connection with the initial closing.

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THE OFFERING

Shares of Common Stock being Offered by Selling Stockholders	Up to 4,430,732 shares of common stock, consisting of (i) up to 3,400,000 shares of common stock, issuable upon full conversion of a Note in the principal amount of $3,782,830, representing a good faith estimate of the maximum number of shares of common stock issuable thereunder; (ii) 1,021,400 shares of common stock issuable upon exercise of the Second Lind Warrant; and (iii) up to 9,332 shares of common stock issuable upon exercise of the Placement Agent Warrants. The Selling Stockholders may sell their shares of common stock at prevailing market prices or privately negotiated prices.

Shares of Common Stock Outstanding prior to this Offering	6,144,506

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We will receive proceeds in the event that the 1,030,732 Warrants are exercised at the respective exercise prices per share for cash, which will result in gross proceeds of up to approximately $2.3 million. Any proceeds that we receive from the exercise of the Warrants may be used to partially repay the Note, and the remainder of the net proceeds will be used for general corporate purposes and for working capital purposes. See the section of this prospectus titled “Use of Proceeds” for additional information.

Trading Symbol of Common Stock	AIMD

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 6 of this prospectus.

Assumptions Used Throughout This Prospectus

Unless otherwise stated in this prospectus, the total number of shares of common stock outstanding prior to this offering is based on 6,144,506 shares of common stock outstanding as of March 31, 2024, and excludes the following:

●	894,444 shares of common stock issuable upon the exercise of outstanding warrants at exercise prices ranging from $4.5 to $23.375 per share;
●	13,366 shares of common stock issuable upon exercise of options (or in the form of warrants) granted under the 2018 Employee Stock Option Plan and 2018 Officers, Directors, Employees, and Consultants Nonqualified Stock Option Plan;
●	92,642 shares of common stock issuable upon the vesting of restricted stock units under the 2021 Stock Incentive Plan;
●	449,441 shares of common stock reserved for issuance upon conversion of convertible notes issued in March and September 2023 and January 2024; and
●	721,750 shares of common stock reserved for future issuance under our 2023 Stock Incentive Plan.

The share and per share information in this prospectus reflects a reverse stock split of our outstanding common stock at a ratio of 1-for-5 which became effective at 9:00 AM ET on December 14, 2023.

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RISK FACTORS

An investment in our common stock is speculative, illiquid and involves a high degree of risk including the risk of a loss of your entire investment. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by our subsequently filed Quarterly Reports on Form 10-Q, each of which are incorporated by reference in this prospectus, as well as in other information included or incorporated by reference in this prospectus and any prospectus supplement. We have also identified certain risks related to this offering, which are listed below. You should carefully consider the risks and uncertainties and the other information contained in this prospectus. The risks identified are not the only ones facing us. Additional unanticipated or unknown risks and uncertainties may exist that could also adversely affect our business, operations and financial condition in ways that are unknown to us or unpredictable. If any of the risks actually materialize, our business, financial condition and/or operations could suffer. In such event, the trading price of our common stock could decline, and you could lose all or a substantial portion of your investment. See the section of this prospectus titled “Where You Can Find More Information.”

Risks Related to This Offering

The Selling Stockholders may choose to sell the shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our common stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrant, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximate $2.3 million in aggregate gross proceeds from cash exercises of the Warrants whose underlying shares are covered by this prospectus, based on the per share exercise price of the Lind Warrant and the Placement Agent Warrants, and to the extent that we receive such proceeds, subject to any obligation to pay a portion of such proceeds to repay any amounts outstanding under the Note, we intend to use the net proceeds from cash exercises of the Warrant for working capital and general corporate purposes. Our management will have broad discretion in the application of such proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and we could spend the proceeds from the sale of Warrant Shares to the Selling Stockholders in ways our stockholders may not agree with or that do not yield a favorable return, if at all. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

You may experience future dilution as a result of issuance of the Shares, future equity offerings by us and other issuances of our common stock or other securities. In addition, the issuance of the Shares and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

The Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our common stock may be sold in the public market following this offering. If there are significantly more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell our common stock. The issuance of the Shares or any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

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In addition, to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share as prior issuances of common stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the prices per share. In addition, the exercise price of the Warrant for the Warrant Shares may be lessor or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our stock incentive programs. In addition, the issuance of the Shares and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the Selling Stockholders and we will not receive any proceeds from the sale of these shares by the Selling Stockholders. However, we did receive an aggregate of $0.875 million in gross proceeds from the Increased Funding Amount, and we may receive up to approximately $2.3 million in aggregate gross proceeds from the cash exercise of the Warrants, whose understanding shares are covered by this prospectus, based on the per share exercise price of the Lind Warrant and the Placement Agent Warrants. Together with the proceeds from the First Funding Amount, the remaining portion of the Increased Funding Amount from January 2024 and the amounts we may receive from the warrants issued to Lind in connection with the First Funding Amount and the warrants issued to the Placement Agents in connection with the initial closing, we may receive up to approximately $4.05 million in the aggregate.

We may use a portion of the net proceeds from any cash exercises of the Warrants to partially repay the Note, and the remainder of the net proceeds, if any, for general corporate purposes and working capital purposes. The Note is interest free and has a maturity date of March 28, 2025, subject to our right to extend the maturity date to July 28, 2025 subject to increases in the principal amount in connection with such extension. The proceeds from the sale of the Note are for general working capital.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices. For more information, see “Plan of Distribution.”

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SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholder” refers to the Selling Stockholders named in this prospectus, or certain transferees, assignees or other successors-in-interest that may receive our securities from the Selling Stockholders.

We have prepared this prospectus to allow the Selling Stockholders to sell or otherwise dispose of, from time to time, up to 4,430,732 shares of our common stock, which are comprised of (i) up to 3,400,000 Convertible Note Shares issuable upon the conversion or repayment of the Note; (ii) 1,021,400 Warrant Shares issuable upon exercise of the Lind Warrant; and (iii) up to 9,332 Placement Agent Warrant Shares issuable upon the exercise of the Placement Agent Warrants. Except for the beneficial ownership of our securities, none of the Selling Stockholders nor any persons who have control over the Selling Stockholders have had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the ownership of our shares of common stock by the Selling Stockholders.

The second column lists the number of shares of common stock owned by each Selling Stockholder, based on its respective ownership of the shares of common stock and securities convertible or exercisable into shares of common stock, as of March 31, 2024, assuming exercise or conversion, as applicable, of the securities exercisable or convertible into shares of common stock held by such Selling Stockholder on that date, if applicable.

The following table provides, as of March 31, 2024, information regarding the Selling Stockholders and the shares of common stock that they may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 6,144,506 shares of common stock outstanding as of March 31, 2024. The table is prepared based on information supplied to us by the Selling Stockholders, and reflects their holdings as of March 31, 2024. None of the Selling Stockholders nor any of their affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be	Shares Beneficially Owned After Offering(2)
Name of Selling Stockholder	Number	Percentage	Offered	Number	Percentage
Lind Global Fund II LP(3)	322,714	4.99%	4,421,400 (4)	0	*
Maxim Partners LLC(5)	3,500	*	7,000	0	*
Brookline Capital Markets(6)	1,166	*	2,332	0	*

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*	Represents beneficial ownership of less than 1%.

(1)	Lind may not convert or exercise, as applicable, any portion of the Lind Securities to the extent such conversion or exercise would cause Lind, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock (or 9.99% of our then outstanding common stock to the extent Lind, together with its affiliates, beneficially owns in excess of 4.99% of shares of our then common stock at the time of such conversion (each such limitation, a “Beneficial Ownership Limitation”)). Due to the Beneficial Ownership Limitation, prior to the offering, Lind’s beneficial ownership of our shares of common stock includes up to 322,714 Convertible Note Shares and/or Lind Warrant Shares issuable in accordance with the terms of the Purchase Agreement and excludes up to 4,098,686 Convertible Note Shares and/or Lind Warrant Shares.
(2)	Assumes the Selling Stockholders sells all of their respective Shares, although the Selling Stockholders are under no obligation to sell any Shares at this time.
(3)	The Lind Securities are directly owned by Lind. Jeff Easton is the Managing Member of The Lind Partners, LLC, which is the Investment Manager of Lind, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Easton disclaims beneficial ownership over the Lind Securities listed except to the extent of his pecuniary interest therein. The address for Lind is 444 Madison Avenue, 41st Floor, New York, NY 10022.
(4)	Assumes the Note converts at a conversion price of $1.14.
(5)	MJR Holdings LLC owns a majority of the outstanding membership interest of Maxim. Mr. Michael Rabinowitz is the managing member of MJR Holdings LLC. As such, each of Maxim, MJR Holdings LLC and Mr. Rabinowitz may be deemed to have beneficial ownership of the shares of common stock held directly by Maxim. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address for Maxim is c/o Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York, 10022.
(6)	The address for Brookline is 600 Lexington Avenue, 30th Floor New York, New York 10022.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective assignees and other successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

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The Selling Stockholders or their respective assignees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to Lind, but excluding brokerage commissions.

The Selling Stockholders may pledge their shares to their respective brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person. In the event that a Selling Stockholder is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then such Selling Stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a Selling Stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between such Selling Stockholder and the broker-dealer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any member of the FINRA may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

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DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms and provisions of our capital stock. For the complete terms of our capital stock, please refer to our certificate of formation and bylaws that are filed as exhibits to the registration statement of which this prospectus is a part. The summary description of our capital stock below is qualified in its entirety by reference to our certificate of formation and bylaws.

General

As of the date of this prospectus, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2024, there were 6,144,506 shares of our common stock issued and outstanding. No shares of preferred stock have been issued or are outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Under the terms of the certificate of formation, our Board of Directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.

Business Combinations under Texas Law

A number of provisions of Texas law, our Certificate of Formation and Bylaws could make it more difficult for the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with our Board.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code (the “Texas Business Combination Law”). That law provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder”, for a period of three years from the date that person became an affiliated shareholder, subject to certain exceptions (described below). An “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares. The law’s prohibitions do not apply if the business combination or the acquisition of shares by the affiliated shareholder was approved by the Board of Directors of the corporation before the affiliated shareholder became an affiliated shareholder; or the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

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Because we have more than 100 of record shareholders, we are considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

●	the business combination of an issuing public corporation: where the corporation’s original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its charter or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

●	a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three- year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

●	a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

●	a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither our Certificate of Formation nor our Bylaws contain any provision expressly providing that we will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if that event would be beneficial to our shareholders.

Anti-Takeover Provisions of Our Articles of Formation and Bylaws

Our Articles of Formation and Bylaws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take over the Company, that could disrupt the Company, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

Restated Certificate of Formation

Undesignated Preferred Stock. Our Board has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Board Vacancies Filled Only by Majority of Directors. Vacancies and newly created seats on our Board may be filled only by a majority of the directors then in office. Only our Board may determine the number of directors on our board. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our Board makes it more difficult to change the composition of our Board, but these provisions promote a continuity of existing management.

No Cumulative Voting. Our certificate of formation expressly prohibits cumulative voting in the election of directors.

Authorized but Unissued Shares. Our Board may cause the Company to issue authorized but unissued shares of common stock in the future without stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of common stock by means of a proxy contest, tender offer, merger or otherwise.

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Transfer Agent and Registrar

Our transfer agent and registrar for our capital stock is Equiniti Trust Company, LLC. The transfer agent’s address is 6201 15th Ave., Brooklyn, NY 11219, and its telephone number is (800) 937-5449.

Listing

Our common stock and public warrants are reported on the Nasdaq Capital Market under the symbols “AIMD” and “AIMDW,” respectively.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Baker & McKenzie LLP, New York, NY.

EXPERTS

The financial statements of the Company at December 31, 2023 and 2022, and for each of the two years then ended, have been audited by KCCW Accountancy Corp. (KCCW), an independent registered public accounting firm, as set forth in their report thereon and have been incorporated by reference herein and in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to this offering. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. The SEC also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports and other information regarding us that we have filed electronically with the SEC. For more information pertaining to our company and this offering, reference is made to the registration statement.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on January 2, 2024, January 12, 2024, January 25, 2024, March 15, 2024, and March 19, 2024.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering, including all such documents we may file with the Commission after the date hereof and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Ainos, Inc.

Attn: Chief Financial Officer

8880 Rio San Diego Drive, Ste. 800

San Diego, CA 92108

(858) 869-2986

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

The incorporated reports and other documents may also be accessed on website at www.ainos.com.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Shares registered hereby, all of which expenses, except for the SEC registration fee, are estimated.

SEC registration fee	$746
Legal fees and expenses	35,000
Transfer Agent and Registrar expenses	10,000
Accounting fees and expenses	30,000
Miscellaneous expenses	15,000
Total	$90,746

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.101 of the Texas Business Organizations Code allows a Texas corporation to indemnify a person who was, is, or is threatened to be made a defendant or respondent in a proceeding because the person is or was a director or officer if it is determined that the person (1) acted in good faith, (2) reasonably believed that his conduct in his official capacity as director was in the best interest of the corporation and in all other cases was at least not opposed to the corporation’s best interest, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under section 8.101 may be made for judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, subject to limitations provided therein. Section 8.051(A) requires indemnification of a defendant / respondent director or officer against reasonable expenses incurred by him in connection with a proceeding in which he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Our Bylaws provide for such limitation of liability.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 2021, the Company made the following issuances of its unregistered securities, none of which involved any underwriters, underwriting discounts or commissions, or any public offering unless specified otherwise. Unless otherwise specified below, the Company believes these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Company. The sales of these securities were made without any general solicitation or advertising. The share and per share information in this Item 15 does not include adjustments for the reverse stock split of the Company’s outstanding common stock at a ratio of 1-for-5 which became effective at 9:00 AM ET on December 14, 2023.

On April 7, 2021, the Company issued 48,077 shares of common stock to Stephen T. Chen and/or Stephen T. Chen and Virginia M. Chen, Trustees, Stephen T. & Virginia M. Chen Living Trust Dated April 12, 2018 as partial compensation payable for the period January 1, 2021 through March 31, 2021 under the Employment Agreement by and between the Company and Chen effective January 1, 2021 (“Chen Agreement”).

On April 7, 2021, the Company issued 5,769 shares of common stock to Bernard Cohen as partial compensation payable for the period January 1, 2021 through March 31, 2021 under the Employment Agreement by and between the Company and Cohen effective January 1, 2021 (“Cohen Agreement”).

On April 7, 2021, the Company issued 11,538 shares of common stock to Lawrence Lin as compensation payable for the period January 1, 2021 through March 31, 2021 under the Consulting Agreement by and between the Company and Lin’s company, i2China, effective April 15, 2018 (“Lin Agreement”), as amended and made effective on January 1, 2020 (“Lin Amendment”).

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On April 7, 2021, the Company issued 109,038 shares of common stock to John Junyong Lee as compensation payable for the period January 1, 2021 through March 31, 2021 under the Legal Retainer Agreement by and between the Company and Lee effective June 21, 2019 (“Lee Agreement”).

On April 15, 2021, the Company issued 100,000,000 shares of its common stock to Ainos KYin exchange for certain patent assignments.

On June 30, 2021, the Company issued 5,342 shares of common stock as compensation payable for the period April 1, 2021 through April 15, 2021 under the Chen Agreement as amended by Amendment No. 2 that extended the termination date to April 15, 2021.

On June 30, 2021, the Company issued 3,846 shares of common stock to Lawrence Lin as compensation payable for the period April 1, 2021 through June 30, 2021 under the Lin Agreement and Lin Amendment.

On June 30, 2021, the Company issued 21,926 shares of common stock to John Junyong Lee as compensation payable for the period April 1, 2021 through June 30, 2021 under the Lee Agreement.

On June 30, 2021, the Company issued 107 shares of common stock to Bernard Cohen as compensation payable for the period April 1, 2021 through April 5, 2021 under the Cohen Agreement as amended by Amendment No. 1 that extended the termination date to April 5, 2021.

On July 30, 2021, the Company issued 20,000 shares of voting common stock to a former branch manager of the Company’s Taiwan branch office pursuant to the exercise of certain stock options under the 2018-ESOP. The Company received payment of $7,600 ($0.38 per share).

On July 30, 2021, the Company issued 150,400 shares of voting common stock to a former director pursuant to the exercise of certain stock options under the 2018- NQSOP. The Company received payment of $57,152 ($0.38 per share).

On December 27, 2021, the Company issued 1,491,953 shares of common stock to Top Calibre Corporation (“TCC”) resulting from an assignment of convertible promissory notes from Dr. Stephen T. Chen to TCC under an Assignment Agreement by and between Dr. Stephen T. Chen and TCC, dated December 15, 2021. Convertible promissory notes #3.19, #4.19, #6.20, #7.20, #10.21 and #11.21 were exercised in their entirety at a strike price of $0.25 per share based on a combined aggregate principal and accrued interest amount of $372,988.

On December 27, 2021, the Company issued 413,368 shares of common stock to i2China resulting from a notice of demand from i2China to initiate the conversion of convertible promissory notes #5.19, #8.20a, and #11 exercised in their entirety at a strike price of $0.25 per share based on a combined aggregate principal and accrued interest amount of $103,342.

On December 27, 2021, the Company issued 2,946 shares of common stock to Lawrence Lin as compensation payable for the period July 1, 2021 through August 1, 2021 under the Lin Agreement and Lin Amendment.

On December 27, 2021, the Company issued 28,826 shares of common stock to John Junyong Lee as compensation payable for the period July 1, 2021 through September 30, 2021 under the Lee Agreement.

On January 30, 2022, in exchange for intellectual property assets, the Company issued Ainos KY a non-interest bearing convertible note in the principal amount of $26,000,000. On August 9, 2022, such convertible note was converted into 7,647,058 shares of our common stock at a conversion price equal to $3.40, or 80% of the per unit public offering price of our offering that closed on August 9, 2022.

On March 4, 2022, we issued a non-convertible note to Ainos KY in the principal amount of $800,000, at a 1.85% per annum interest rate, with a maturity date of February 28, 2023.

From March 28 to April 11, 2022, we issued non-interest bearing convertible notes in the aggregate principal amount of $1,400,000 due on March 30, 2027 to certain investors, including a note in the principal amount of $500,000 to ASE Test Inc., a minority owner of Ainos KY. On August 9, 2022, in connection with the listing of the Company’s common stock on the Nasdaq Capital Market, such notes were converted into 411,760 shares of our common stock (on a post-split basis) at a conversion price equal to $3.40, or 80% of the per unit public offering price of our offering.

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On March 13, 2023, we entered into two convertible note purchase agreements made pursuant to Regulation S of the Securities Act of 1933 relating to the sale of convertible notes, under which we issued and sold two convertible promissory notes (the “March 2025 Convertible Notes”) in a principal amount of $3 million to certain investors. The Notes will mature in two years following the issuance thereof, bearing interest at the rate of 6% compounded interest per annum. At any time after the issuance and before the maturity date, the March 2025 Convertible Notes are convertible into the common shares of the Company. The conversion price is $1.50 per share of common stock, subject to adjustment as set forth in the March 2025 Convertible Notes. Unless previously converted, the Company will repay the outstanding principal amount plus all accrued and unpaid interest on the maturity date. The March 2025 Convertible Notes are unsecured general obligations of the Company.

On September 28, 2023, the Company issued (A) a senior secured convertible promissory note in the aggregate principal amount of $3,540,000 (the “Initial Note”) and (B) warrants to purchase 691,244 shares of common stock at an initial exercise price of $4.50 per share of common stock, subject to certain adjustments pursuant to a securities purchase agreement with Lind Global Fund II LP (“Lind”), as amended on January 24, 2024 (as amended, the “Securities Purchase Agreement”).

On January 24, 2024, the Company received an increased funding amount of up to $1.75 million pursuant to the Securities Purchase Agreement, and amended the Initial Note to increase the principal amount to $4,235,000 (the Initial Note as so amended, the “Note”). The Company also issued Lind a warrant to an additional purchase 1,021,400 shares at an exercise price of $2.16 per share. The Note is convertible into shares of the Company’s common stock at the lower of the price of $7.50 per share, subject to adjustment, or 90.0% of the average of the three lowest daily VWAP of the common stock during the 20 trading days prior to conversion, subject to certain adjustments.

On November 24, 2023, we issued 880,000 shares of common stock to Chun-Hsien Tsai as a Special Stock Award.

On November 24, 2023, we issued 250,000 shares of common stock to Chun-Jung Tsai as a Special Stock Award.

On November 24, 2023, we issued 250,000 shares of common stock to Wen-Han Chang as a Special Stock Award.

On November 24, 2023, we issued 250,000 shares of common stock to Yao-Chung Chiang as a Special Stock Award.

On November 24, 2023, we issued 250,000 shares of common stock to Pao-Sheng Wei as a Special Stock Award.

On November 24, 2023, we issued 250,000 shares of common stock to Ting-Chuan Lee as a Special Stock Award.

On November 24, 2023, we issued 250,000 shares of common stock to Chung-Yi Tsai as a Special Stock Award.

On November 24, 2023, we issued 300,000 shares of common stock to Chih-Heng Lu as a Special Stock Award.

On November 24, 2023, we issued 10,000 shares of common stock to Lawrence K. Lin as a Special Stock Award.

On November 24, 2023, we issued 10,000 shares of common stock to Jun Lee as a Special Stock Award.

On November 24, 2023, we issued 300,000 shares of common stock to Meng Lin Sung as a Special Stock Award.

II-3

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are filed with this registration statement:

Exhibit Number	Exhibit Description

3.1	Amended and Restated Certificate of Formation, dated as of April 15, 2021 (incorporated by reference to Exhibit 3.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on April 21, 2021).

3.2	Certificate of Amendment to the Restated Certificate of Formation, dated August 8, 2022 (incorporated by reference to Exhibit 3.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on August 12, 2022).

3.3	Amended and Restated Bylaws of the Company, effective September 28, 2022 (incorporated by reference to Exhibit 3.2 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on October 4, 2022).

3.4	Amended and Restated Bylaws of the Company, effective November 27, 2023 (incorporated by reference to Exhibit 3.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on December 14, 2023).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1(a) to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on April 3, 2023).

4.2	Form of Warrant (incorporated by reference to Exhibit 4.1 to Ainos Inc.’s Registration Statement on Form S-1/A filed with the SEC on August 2, 2022).

4.3	Warrant Agency Agreement dated August 8, 2022 (incorporated by reference to Exhibit 4.3 to Ainos Inc.’s Form 8-K filed with the SEC on August 12, 2022).

4.4	Convertible Promissory Note (incorporated by reference to Exhibit 4.2 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on September 29, 2023).

4.5	Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on September 29, 2023).

4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on September 29, 2023).

4.7	First Amendment, dated January 23, 2024, to Senior Secured Convertible Promissory Note dated as of September 28, 2023(incorporated by reference to Exhibit 4.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on January 25, 2024).

5.1+	Opinion of Baker McKenzie LLP as Counsel.

9.2	Voting Agreement, dated January 26, 2024 (incorporated by reference to Exhibit 9.2 to Ainos Inc.’s Current Report on Form 10-K filed with the SEC on March 8, 2024).

9.3	Termination Agreement, dated January 26, 2024 (incorporated by reference to Exhibit 9.3 to Ainos Inc.’s Current Report on Form 10-K filed with the SEC on March 8, 2024).

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9.4	Voting Agreement, dated March 7, 2024 (incorporated by reference to Exhibit 9.4 to Ainos Inc.’s Current Report on Form 10-K filed with the SEC on March 8, 2024).

10.1*	2018 Employee Stock Option Plan (incorporated by reference to Exhibit 10.72 to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on April 16, 2019).

10.2*	2018 Officer, Directors, Employees and Consultants Nonqualified Stock Option Plan (incorporated by reference to Exhibit 10.73 to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on April 16, 2019).

10.3*	Form of 2018 Stock Option Agreement - Nonqualified Stock Option (incorporated by reference to Exhibit 10.74 to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on April 16, 2019).

10.4*	Form of 2018 Stock Option Agreement - Employee Plan (incorporated by reference to Exhibit 10.75 to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on April 16, 2019).

10.5*	2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2022).

10.6*	Ainos, Inc. 2023 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on March 8, 2024).

10.7*	2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.12 to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on March 21, 2022).

10.8*	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.(xiv) to Ainos Inc.’s Annual Report on Form 10-K/A filed with the SEC on April 15, 2022).

10.9*	Employment Agreement between Company and Stephen T. Chen, Ph.D. dated December 31, 2020 and effective January 1, 2021 (incorporated by reference to Exhibit 10.1(f) to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2021).

10.10*	Amendment No. 1 to Employment Agreement between Company and Stephen T. Chen, Ph.D. effective January 1 2021 (incorporated by reference to Exhibit 10.1(g) to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2021).

10.11*	Amendment No. 2 to Employment Agreement between Company and Stephen T. Chen, Ph.D. dated March 31, 2021 (incorporated by reference to Exhibit 10.1(l) to Ainos Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2021).

10.12*	Employment Agreement by and between Lawrence K. Lin and the Company effective August 1, 2021 (incorporated by reference to Exhibit 10.1(a) to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on August 16, 2021).

10.13	Employment Agreement by and between Hsing-Liang Lee and the Company effective March 18, 2024 (incorporated by reference to Exhibit 10.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on March 19, 2024).

10.14	Extension of the consulting agreement and pre-existing warrant certificate between the Company and i2China Management Group, LLC (originally dated April 15, 2018), dated November 30, 2020 (incorporated by reference to Exhibit 10.1(J) to Ainos Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2021).

10.15	Patent Assignment, dated April 15, 2021, by Ainos, Inc. (incorporated by reference to Exhibit 10.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on April 21, 2021).

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10.16	Asset Purchase Agreement, dated as of November 18, 2021, between the Company and Ainos Inc. (incorporated by reference to Exhibit 2.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on November 22, 2021).

10.17	Amended and Restated Asset Purchase Agreement, dated as of January 29, 2022, between Ainos Inc. and Ainos, Inc. (incorporated by reference to Exhibit 2.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on February 3, 2022).

10.18	Convertible Promissory Note, dated as of January 30, 2022, issued by the Company to Ainos Inc. (incorporated by reference to Exhibit 10.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on February 3, 2022).

10.19	Non-Convertible Promissory Note, dated March 4, 2022, issued by the Company to Ainos Inc. (incorporated by reference to Exhibit 10(i) to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on March 17, 2022).

10.20	Note Extension Agreement, dated March 17, 2022, between the Company and Ainos Inc. (incorporated by reference to Exhibit 10(ii) to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on March 17, 2022).

10.21*	Employment Agreement, dated March 17, 2022, by and between the Company and Chun-Hsien Tsai (incorporated by reference to Exhibit 10(iii) to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on March 17, 2022).

10.22*	Employment Agreement, dated March 17, 2022, by and between the Company and Hui-Lan Wu (incorporated by reference to Exhibit 10(iv) to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on March 17, 2022).

10.22*	Employment Agreement, dated March 17, 2022, by and between the Company and Chih-Heng Jack Lu (incorporated by reference to Exhibit 10(v) to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on March 17, 2022).

10.30	Employment Agreement, dated May 8, 2023, by and between the Company and Meng-Lin Sung (incorporated by reference to Exhibit 10.25 to Ainos Inc.’s Current Report on Form 10-K filed with the SEC on March 8, 2024).

10.31	Form of Convertible Note Purchase Agreement, between the Company and the purchasers party thereto (incorporated by reference to Exhibit 2.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on April 4, 2022).

10.32	Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on April 4, 2022).

10.33	Security Agreement, dated as of September 28, 2023, by and between Lind Global Fund II LP and Ainos, Inc. (incorporated by reference to Exhibit 10.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on September 29, 2023).

10.34	Securities Purchase Agreement, dated as of September 25, 2023, by and between Lind Global Fund II LP and Ainos, Inc. (incorporated by reference to Exhibit 10.2 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on September 29, 2023).

10.35	Placement Agent Agreement, dated as of September 25, 2023, by and between Maxim Partners LLC and Ainos, Inc. (incorporated by reference to Exhibit 10.3 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on September 29, 2023).

10.36	English Translation of Product Development Agreement, dated August 1, 2021 (incorporated by reference to Exhibit 10.1 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on January 12, 2024).

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10.37	English Translation of Addendum to the Product Development Agreement, dated January 9, 2024 (incorporated by reference to Exhibit 10.2 to Ainos Inc.’s Current Report on Form 8-K filed with the SEC on January 12, 2024).

23.1+	Consent of KCCW Accountancy Corp., Independent Registered Public Accounting Firm.

23.2+	Consent of Baker McKenzie LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

107+	Filing Fee Table

101.INS**	XBRL PLACEHOLDER

101.SCH**	XBRL PLACEHOLDER

101.CAL**	XBRL PLACEHOLDER

101.DEF**	XBRL PLACEHOLDER

101.LAB**	XBRL PLACEHOLDER

101.PRE**	XBRL PLACEHOLDER

+	Documents filed herewith.
*	The referenced exhibit is a management contract or compensation plan or arrangement described in Item 601(b)(10)(iii) of Regulation S-K.
**	In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 shall be deemed to be “furnished” not “filed”.

(b) Financial Statement Schedules N/A

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(6) For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan (R.O.C.), on April 8, 2024.

AINOS, INC.

By:	/s/ Chun-Hsien Tsai
Chun-Hsien Tsai, Chairman of the Board,
President, and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Chun-Hsien Tsai his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chun-Hsien Tsai	Chairman of the Board, President and Chief Executive Officer	April 8, 2024
Chun-Hsien Tsai

/s/ Christopher Hsin-Liang Lee	Chief Financial Officer	April 8, 2024
Christopher Hsin-Liang Lee

/s/ Wen-Han Chang	Director	April 8, 2024
Wen-Han Chang

/s/ Yao-Chung Chiang	Director	April 8, 2024
Yao-Chung Chiang

/s/ Pao-Sheng Wei	Director	April 8, 2024
Pao-Sheng Wei

/s/ Ting-Chuan Lee	Director	April 8, 2024
Ting-Chuan Lee

/s/ Chun-Jung Tsai	Director	April 8, 2024
Chun-Jung Tsai

/s/ Chung-Yi Tsai	Director	April 8, 2024
Chung-Yi Tsai

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